EXHIBIT 11


              JACOBSON STORES INC. AND CONSOLIDATED SUBSIDIARIES

                      COMPUTATION OF EARNINGS PER SHARE
                                (in thousands)
                                 (unaudited)




Primary earnings per common share, as set forth in the consolidated statements of earnings, are computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Fully diluted earnings per share are computed based on the additional assumption that the Company's 6-3/4% Convertible Subordinated Debentures due 2011 were converted to common stock at the date of issuance with a corresponding increase in net earnings to reflect reduction in related interest expense, net of income taxes, except if anti-dilutive.

These computations are set forth below (in thousands except per share data):

                                                                      Thirteen Weeks Ended
                                                                     ----------------------
                                                                     April 29,   April 30,
                                                                        1995        1994
                                                                     ---------   ---------
         EARNINGS PER COMMON SHARE AND
         COMMON EQUIVALENT SHARE:
            Weighted average number of shares of common
            stock and common stock equivalents outstanding -
               Primary                                                5,782         5,779
               Fully diluted                                          6,835         6,840
                                                                     ======       =======

         NET EARNINGS                                                $  172       $ 1,117
                                                                     ======       =======


         NET EARNINGS, adjusted to reflect reduction
            in interest expense attributable to convertible
            debentures, net of income tax                            $  556       $ 1,501
                                                                     ======       =======


         NET EARNINGS PER SHARE:
            Primary and Fully diluted                                $ 0.03       $  0.19
                                                                     ======       =======